Exhibit 5





                                                              September 17, 2004



Starcraft Corporation
1123 South Indiana Avenue
Goshen, Indiana 46526

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-3 (file no. 333-118717) (the "Registration Statement") filed by Starcraft Corporation, an Indiana corporation (the "Corporation"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration under the Act of 200,000 shares of common stock, without par value, of the Corporation (the "Shares") for resale by the selling stockholder named in the Registration Statement.

     In connection with your request, we have made such examination of the corporate records and proceedings of the Corporation and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

     Based upon such examination, we are of the opinion that the Shares have been validly issued, fully paid and are non-assessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            /s/ Barnes & Thornburg LLP

                                            BARNES & THORNBURG LLP